Exhibit 10.4

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (“Release Agreement”) is made and entered into effective as of December 31, 2007 (the “Effective Date”), by and between OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and James Eckert, a resident of Yazoo County, Mississippi (“Eckert”).

WHEREAS, Eckert and the Company have entered into an Amended and Restated Employment Agreement as of the date hereof (the “Amended Employment Agreement”);

WHEREAS, Eckert and the Company have entered into a Consulting Agreement as of the date hereof (the “Consulting Agreement”), for which this Release Agreement constitutes additional consideration;

WHEREAS, Eckert and the Company entered into a Restricted Stock and Stock-Based Award Incentive Agreement on or about January 5, 2007 (“Restricted Stock Agreement”);

WHEREAS, Eckert and the Company desire to terminate and cancel the Restricted Stock Agreement;

WHEREAS, Eckert and the Company are contemporaneously entering into a new Restricted Stock Agreement dated effective January 1, 2008 (the “Amended Stock Agreement”), for which this Release Agreement constitutes additional consideration; and

WHEREAS, the Company and Eckert desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them, up to and including the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and in further consideration of the mutual promises set forth in the Consulting Agreement and the Amended Stock Agreement, the parties agree as follows:

1. Termination of Restricted Stock Agreement. By execution of this Release Agreement and the Consulting Agreement, the parties hereby terminate the Restricted Stock Agreement without liability, and no party has any further obligations, rights or responsibilities under such Restricted Stock Agreement.

2. Release of Company. In consideration for the Company’s release of claims set forth herein and the Company’s other obligations in this Release Agreement, the Consulting Agreement and the Amended Stock Agreement, Eckert voluntarily and knowingly waives, releases, and discharges the Company, and any and all parent, subsidiary, affiliate and related companies, and each of its and their shareholders, owners, directors, officers, partners, members, employees, staff, benefit plans, agents, representatives and assigns (collectively, the “Company Releasees”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Eckert may have or claim to have against any of them as a result of Eckert’s employment with the Company and/or as a result of any other matter arising through the date of Eckert’s signature on this Agreement except for: (a) breach, if any, of this Release Agreement, the Amended Employment Agreement, the Consulting Agreement or the Amended Stock Agreement; and (b) any claim for indemnification Eckert may have under the articles and by-laws of the Company or applicable D&O insurance policies. Eckert agrees not to file a lawsuit to assert any such released claims. This waiver, release and discharge includes, but is not limited to claims arising from or related to the Restricted Stock Agreement.

3. Release of Eckert. In consideration for Eckert’s release of claims set forth herein and Eckert’s other obligations in this Release Agreement, the Amended Employment Agreement, the Consulting Agreement and the Amended Stock Agreement, the Company voluntarily and knowingly waives, releases, and discharges Eckert, and his heirs and assigns, from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against Eckert as a result of Eckert’s employment with the Company and/or as a result of any other matter arising through the date this Release Agreement is executed by the Company, except for breach, if any, of this Release Agreement, the Amended Employment Agreement, the Consulting Agreement, and the Amended Stock Agreement. The Company agrees not to file a lawsuit to assert any such released claims.

4. No Admission. Eckert and the Company understand and agree that this Release Agreement is not and shall not be deemed or construed to be an admission by either Eckert or the Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

5. Governing Law. This Release Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

6. Choice of Forum; Consent to Jurisdiction. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Release Agreement, and all issues relating in any matter thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in the Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

7. Amendment. This Release Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

8. Construction. Each party to this Release Agreement has had the opportunity to review this Release Agreement with legal counsel. This Release Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Release Agreement.

9. Execution. This Release Agreement may be executed in multiple counterparts, each of which will be deemed an original, which taken together shall constitute the Release Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the day and year first above written.

ECKERT:		COMPANY:

OMNI ENERGY SERVICES CORP.

/s/ James C. Eckert	By:	/s/ Brian J. Recatto
James C. Eckert		Brian J. Recatto
Chief Operating Officer

/s/ Edward E. Colson, III
Edward E. Colson, III, Director

/s/ Barry E. Kaufman
Barry E. Kaufman, Director

/s/ Dennis R. Sciotto
Dennis R. Sciotto, Director

/s/ Richard C. White
Richard C. White, Director

3